Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (“Agreement”) effective as of the 31st day of July, 2012, by and between MacroSolve, Inc., a corporation organized under the laws of Oklahoma, U.S.A., having a business address at 1717 South Boulder Avenue, Suite 700, Tulsa, Oklahoma 74119 (“Licensor”), and Decision Point Systems, Inc., a company organized under the laws of Delaware having a business address at 4 Armstrong Road, Shelton, CT 06484, (“Licensee”).

WHEREAS, Licensor is the owner of U.S. Patent No. 7,822,816, pertaining to Information Collection Using Mobile Computers, and;

WHEREAS, Licensor is willing to grant and Licensee wishes to receive a non-exclusive license under U.S. Patent No. 7,822,816 to make, use, sell, offer for sale and import information collection systems in and into the U.S. as described and claimed in said Patent.

NOW, THEREFORE, in consideration of the mutual covenants and promises made herein and for other good and valuable consideration, the parties agree as follows:

I.  DEFINITIONS

1.1           “Licensed Patent” shall mean U.S. Patent No. 7,822,816 issued on October 26, 2010 assigned to Licensor and entitled “System and Method for Data Management.”

1.2           “Licensed Products” shall specifically include Licensee’s ReForm™ Development Platform, Licensee’s services or products that include the use of questionnaires answered remotely, as well as any other product or service which in the absence of this Agreement would infringe at least one claim of the Licensed Patent.

(a)           for the purposes of this Agreement, Software Products shall mean Licensed Products offered for sale by Licensor which do not require any additional software development in order to be used for the intended purpose.

(b)           for the purposes of this Agreement, Custom Development Services shall mean software development performed to create a new Software Product or to improve upon an existing Software Product.

1.3           “Licensed Territory” shall mean the United States of America and its territories (“U.S.”).

1.4           “Licensed Methods” shall specifically include Licensee’s ReForm™ Development Platform, Licensee’s services or products that include the use of Questionnaires answered remotely, as well as any other methods, including computer software programs, which in the absence of this Agreement would infringe at least one claim of the Licensed Patent.

1.5           “Third Party” shall mean a company or entity not owned or controlled by Licensor or Licensee.

1.6           ”Net Revenues” shall mean the amount of money received from the sale of Licensed Products or Licensed Methods less sales commissions, if any, paid to a Third Party for services relating to the sale.

1.7           “Questionnaire” means a part of an application that is used to collect information from a user or from a device on which the application runs.

II.  GRANT OF NON-EXCLUSIVE LICENSE
2.1           Licensor hereby grants and Licensee hereby accepts a non-exclusive license under the Licensed Patent to make, have made, use, sell, offer for sale or import Licensed Products in and into the Licensed Territory and to practice the Licensed Methods in the Licensed Territory.  This license shall terminate at the same time this agreement terminates.
2.2           Licensee is not granted any right to sub-license, in whole or in part, the Licensed Patent, but shall have the right to procure manufacturing from third party contractors and to permit its customers to use the Licensed Products.

III.  PAYMENTS TO LICENSOR
3.1           License Fee/Royalty

Licensee shall pay Licensor a licensing fee/royalty equal to Seven and One-Half Percent (7.5%) of the Net Revenues received from the sale of Software Products and/or Licensed Methods and Five Percent (5%) of the Net Revenues received from the sale of Custom Development Services.

3.2           Past Infringement

In consideration of the purchase of certain assets of Licensor by Licensee, no fees related to past sales of Licensed Products and/or Licensed Methods shall be due upon execution of this Agreement.

3.3           Non-Cash Consideration

Licensee shall not receive from Licensee’s customers, business partners, or affiliates anything of value in lieu of cash payments in consideration for any rights under this Agreement without the express prior written permission of Licensor.

3.4           Paid Up License Option

Licensee shall have the right to purchase a non-exclusive, non-transferable, perpetual, fully paid up, non-sub-licensable license under United States Patent Number 7,822,816 to make, have made, use, sell, offer for sale or import Licensed Products in and into the Licensed Territory and to practice the Licensed Methods in the Licensed Territory for a net purchase price of Five Hundred Thousand Dollars ($500,000.00).

IV.  ACCOUNTING, RECORDS, PAYMENT

4.1           Licensee shall keep accurate records of the sale of all Licensed Products and/or Licensed Methods and report such sales to Licensor within thirty (30) days of the end of each calendar quarter.  Licensee shall pay royalty fees to Licensor within thirty (30) days of the end of each calendar quarter in which a Licensed Product and/or Licensed Method is sold.  Licensee shall pay interest on the amount of royalties past due at a rate of one and one-half percent (1.5%) per month from the actual due date.  Licensee shall accompany each payment with a report specifying the name of each customer which purchased a Licensed Product and/or Licensed Method and the dollar amount of each purchase order.  Licensor shall keep the contents of each report confidential.

4.2           Payment shall be made by wire transfer directly to:

Account Name:
Account No.:
Routing No.:
Name of Bank:

4.3           Licensor shall have the right to inspect the records and facilities of Licensee once a year on reasonable notice and during regular business hours, to verify Licensee’s reports and payments under this Agreement.  The entire cost for such inspection shall be borne by Licensor unless the inspection reveals Licensee’s reports or payments to be in error by five percent (5%) or more, in which case, Licensee shall reimburse Licensor for the cost of such inspection and pay a Twenty Five Thousand Dollar ($25,000) penalty.

V.  PATENT MARKING

Licensee shall mark or label all Licensed Products and/or Licensed Methods with appropriate patent notice as provided in 35 U.S.C. § 287 (i.e., “patent” or “pat.” No. 7,822,816) before the Licensee sells, leases or disposes of any of the Licensed Products and/or Licensed Methods.  Licensee shall have no obligation to mark its products with the patent after it expires, or is subject to a final order that the patent is invalid, unenforceable, or otherwise inapplicable to the Licensed Products and/or Licensed Methods.

VI.  WARRANTIES AND INDEMNIFICATION

Licensee agrees to defend, indemnify, and hold harmless Licensor against all claims and actions as a result of any sales, property damage, or personal injury sustained by Licensee, its employees, or other parties, as a result of use of the Licensed Patent or Licensed Products.

licensor disclaims any warranty as to validity of the licensed patent, non-infringement of licensed products, and any warranty as to the accuracy, sufficiency or suitability of the licensed products and assumes no responsibility or liability for loss or damages, whether direct, indirect, consequential, or incidental which might arise out of other’s use of the licensed products, which shall be entirely at licensee’s risk and peril.  licensor shall have no obligation to defend any claim or suit, or to hold harmless or indemnify licensee against any allegation of infringement or violation of any patent right of a third party by reason of licensee’s use of the licensed products.

VII.  TERM AND TERMINATION

7.1           The term of this Agreement shall start as of the effective date listed above and shall continue in force until the expiration or invalidation date of the Licensed Patent, or termination at an earlier date pursuant to another provision of this Agreement.

7.2           This Agreement may be terminated:

(a)	By the mutual, written agreement of the Licensor and Licensee;
(b)
In the event either party defaults or breaches any of the provisions of this Agreement, the other party may terminate this Agreement by giving the defaulting or breaching party thirty (30) days written notice thereof; provided, however, that if the defaulting or breaching party, within the thirty (30) day period referred to, cures said default or breach, this Agreement shall continue in full force and effect the same as if such default or breach had not occurred.

(c)	If the Licensee files for bankruptcy or becomes or is insolvent.

VIII.  DISPUTES
If a dispute arises out of or relates to this Agreement, or the breach hereof, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration.  Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The seat of the arbitration shall be in Tulsa, Oklahoma, U.S.A. and the decision of the arbitrators shall be final.  The prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

IX.  NOTICES
Any notice or report made pursuant to this Agreement shall be considered proper and effective if mailed by registered mail, postage prepaid, addressed as shown below unless subsequently changed by written notice to the other party.

For Licensor:                 Chief Executive Officer
MacroSolve, Inc.
1717 South Boulder Avenue, Suite 700
Tulsa, Oklahoma 74119
For Licensee:

X.  GENERAL PROVISIONS

10.1  waiver.  Waiver by either party of any breach or default of any of the provisions herein set forth shall not be deemed a waiver as to any subsequent or any other breach or default.

10.2           modification, force majeure.  Any amendment or modification of this Agreement or any right hereunder shall not be effective unless made in writing and signed by both of the parties hereto.  Neither party will be liable for delays in performance due to circumstances beyond its reasonable control.

10.3           successors and assigns.  All terms and provisions of this Agreement shall be binding upon and inure for the benefit of the parties hereto, and their successors and assigns and legal representatives, except that Licensee may not assign this Agreement nor any right granted hereunder, in whole or in part, without Licensor’s prior written consent.  For purposes of this Agreement, a change of control by and of Licensee shall be deemed an assignment and Licensor’s prior written consent is required to assign this Agreement, such consent not to be unreasonably withheld; provided, however, that Licensor specifically reserves the right to withhold consent if the party assuming control of the Licensee is involved in a dispute with the Licensor.

10.4           governing law; severability. This Agreement shall be governed by the laws of the State of Oklahoma, U.S.A.  If any provisions of the Agreement or the application of any such provision shall be held to be contrary to law, the remaining provisions of this Agreement shall continue in full force and effect.

10.5           entire agreement.  The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants of understandings made by either party to the other except such as are expressly set forth herein.

10.6  The Parties shall keep the terms of this Agreement confidential as to non-parties and they shall not disclose such terms for any purpose except (i) with the prior written consent of the other, (ii) the Parties may disclose the terms of their settlement to their employees, agents, attorneys, accountants, insurers and other financial professionals as necessary; (iii) MacroSolve may disclose the terms of this agreement to potential licensees who agree to keep the information confidential, provided that Licensee is not identified; and (iv) as otherwise required by law or court order.  If either of the Parties is required by law or Court order to disclose any part of this settlement or Agreement to a third party, it may do so by first providing the other party prior written notice of the disclosure and an opportunity to seek a remedy.

MACROSOLVE, INC.	DECISION POINT SYSTEMS, INC.

By: /s/ KENDALL W. CARPENTER	By: /s/ NICHOLAS R. TOMS
Name: Kendall W. Carpenter	Name: Nicholas R. Toms
Title: CFO	Title: CEO
Date: July 31, 2012	Date: July 31, 2012

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